UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): July 28, 2010
DORAL FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in Charter)

Puerto Rico (State or Other Jurisdiction of Incorporation)	001-31579 (Commission File Number)	66-0312162 (IRS Employer Identification No.)
1451 Franklin D. Roosevelt Avenue, San Juan, Puerto Rico 00920-2717
(Address of Principal Executive Offices, Including Zip Code)
Registrant’s telephone number, including area code: 787-474-6700
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01.	Entry into a Material Definitive Agreement
On July 28, 2010 Doral Bank, a wholly owned subsidiary of Doral Financial Corporation (the “Company”), entered into an Asset Purchase Agreement (the “Agreement”) with DF Investments LLC, a limited liability company organized under the laws of the Commonwealth of Puerto Rico (the “Purchaser”). The Purchaser is not an affiliated company of the Company.
Pursuant to the Agreement, Doral Bank sold certain loans and assets to Purchaser in exchange for a term note in the amount of $96,900,000 (the “Term Note”) and cash in the amount of $5,100,000. As additional consideration to enter into the Agreement, Doral Bank, the Purchaser and other affiliated companies of the Purchaser (DF Holdings LLC, DF Servicing LLC, DF Properties LLC) entered into a certain credit agreement (the “Credit Agreement”) and Doral Bank and the Purchaser entered into a certain end user financing agreement (the “End User Financing Agreement”). The Term Note was issued pursuant to a Credit Agreement. The Credit Agreement and the End User Financing Agreement were executed as of July 28, 2010.
Certain of the assets being sold which are loan assets carry with them obligations for further funding (absent default and with compliance with preconditions, etc.) and to the extent such loans are required to be made by Purchaser, Doral Bank will have the option under the Credit Agreement to either lend the requisite amount to Purchaser, or, if feasible, separately make such loan to the borrower of such loan asset. In addition, under the terms of the Credit Agreement, the Purchaser will have access to a credit facility provided by Doral Bank (the “Construction Loan”) that may be drawn against Doral Bank from time to time for up to $28,000,000 of maximum principal exposure at any time to cover any additional expenditures necessary or appropriate to be made against the underlying assets so as to maximize their value over time as determined by Purchaser in good faith at such time.
Pursuant to the End User Financing Agreement Doral Bank will provide, on an ongoing basis, market competitive end user financing for the individual assets as and when marketed and sold and that Doral Bank will be the “preferred lender” for Purchaser to make available for its asset purchasers         . End user borrowers must meet the credit criteria of Doral Bank at the time of the loan.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DORAL FINANCIAL CORPORATION
Date: August 4, 2010	By:	/s/ Enrique R. Ubarri
		Name:	Enrique R. Ubarri
		Title:	Executive Vice President and General Counsel